Exhibit 10.9

Prime Number Capital LLC, FINRA/SIPC Member 14 Myrtle Drive, Great Neck, NY, 11021 (347)329-1585 info@pncps.com

October 25, 2022

Prime Number Acquisition I Corp.

1129 Northern Blvd, Suite 404, Manhasset, NY

Attention: Mr. Dongfeng Wang, Mr. Weixiong (Jeff) Cheong
Re: Engagement of Services

Ladies and Gentlemen:

This letter (the “Agreement”) will confirm our understanding that Prime Number Capital LLC (“PNCPS”) has been engaged as the exclusive financial and capital markets advisor ( the “Advisor”) , to assist Prime Number Acquisition I Corp (the “SPAC”) with business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the SPAC’s Registration Statement on Form S1 (File No. 333-262457), as amended, filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with its initial public offering (the “IPO”).

1. Services and Fees.

(a) The Advisors will, from time to time, if requested by and in consultation with the SPAC:

(i) Merger and Acquisition Advisory Services:

•	PNCPS will use its reasonable efforts in identifying and introducing the SPAC to prospective acquisition targets;
•	PNCPS will work with the SPAC on an exclusive basis to evaluate potential Business Combination and in developing procedures and a timetable;
•

PNCPS will assess the proposed structure for the Business Combination and will assist the SPAC in managing the process and closing the Business Combination, including formulating and presenting responses and counteroffers, conducting due diligence, and documenting the Business Combination.

(ii) Other Services:

•	PNCPS will assist the SPAC in trying to obtain shareholder approval for the Business Combination, including assistance with the SPAC’s proxy statement or tender offer materials;
•	Assist the SPAC with any press releases and filings related to the Business Combination or the Target.

(b)As compensation for the foregoing services, the SPAC shall pay or shall cause the surviving entity as the result of Business Combination to pay Advisors a service fee as set forth on Schedule A hereunder (the “Service Fee”).

(c)All payments by the SPAC to PNCPS pursuant to this Agreement shall be paid by the SPAC by wire transfer in a timely manner to a corporate bank account designated by PNCPS. All amounts payable to PNCPS or any other indemnified person shall be paid to PNCPS in US dollars, free and clear of all deductions or withholdings. If deductions or withholding is required by law, the SPAC will pay such additional amount to ensure that the net amount received by PNCPS is equal to the amount as if free and clear of any deductions or withholdings.

(d)For purposes of this Agreement in connection to Schedule A, “Total Consideration” shall mean the total value of all cash, securities, or other property paid or transferred at the closing or closings by or to the SPAC ( the “Closing”), the Target and/or their respective shareholders or to be paid or transferred in the future to such parties with respect to such Business Combination (other than payments of interest or dividends), including, without limitation, any value paid in respect of (i) the assets of the SPAC or Target, (ii) the capital stock of the SPAC or Target (and any securities convertible into options, warrants or other rights to acquire such capital stock), and (iii) the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the SPAC or Target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the SPAC or Target, capital leases or preferred stock obligations. Notwithstanding the foregoing, if the Business Combination contemplates the Target being the surviving entity in the Business Combination and issuing its securities to the SPAC as consideration, the Total Consideration will be deemed to be the fair market value of the Target as indicated in the Business Combination’s definitive acquisition agreement and proxy materials. If Total Consideration paid or transferred in the Business Combination includes non-cash consideration consisting of ordinary shares, options, warrants or rights for which a public trading market existed prior to the Closing, then the value of such securities shall be determined by the Closing or last sales price thereof on the date immediately prior to the Closing. If such non-cash consideration consists of newly issued, publicly traded ordinary shares, options, warrants or rights for which no public trading market existed prior to the Closing, then the value thereof shall be determined by reference to the Business Combination’s definitive acquisition agreement and proxy materials. If all or a portion of the Total Consideration paid or transferred in the Business Combination is other than cash and securities (as described above), then the value of such other consideration shall be the fair market value thereof on the Closing as mutually agreed upon in good faith by the SPAC and Advisor. Any amounts payable or transferable to the SPAC or Target, or any affiliate of the SPAC or Target or any shareholder of the SPAC or Target in connection with a non-competition agreement or any employment, consulting, licensing, supply, transfer, assignment, forbearance or other agreement (whether by separate agreement or in the Transactions documents), to the extent that such amounts payable are greater than what would customarily be paid on an arms-length basis, shall be deemed to be part of the consideration paid in the Business Combination. If all or a portion of the Total Consideration payable or transferable in connection with a Business Combination includes future payments, whether or not in escrow, then the SPAC shall pay Advisor any additional cash fee, determined in accordance with this Section 2, when, and if such payments are made.

(e) It is expressly understood and agreed that Advisor is not undertaking to provide any advice relating to legal, regulatory, accounting, proxy solicitation or tax matters. In furtherance thereof, the SPAC acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax, proxy solicitation and accounting advisors and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Advisor or any of its affiliates regarding matters of law, taxation, proxy solicitation or accounting.

2.Out-of-Pocket Expenses.

At the Closing, the SPAC shall reimburse the Advisor its reasonable and documented costs and expenses incurred by the Advisor (including the fees and disbursements of its counsel) in connection with the performance of its services hereunder; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to the SPAC’s prior written approval, which approval will not be unreasonably withheld. Reimbursable expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account (as defined below).

3.Term

This Agreement shall terminate upon the earlier of: (i) consummation of the Business Combination, (ii) termination of the Business Combination, or (iii) twelve (12) months following the execution of this Agreement (the “Engagement Period”).

4.SPAC Cooperation.

The SPAC will provide full cooperation to the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the SPAC and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the SPAC’s management, auditors, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The SPAC will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the SPAC or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

5.Representations; Warranties and Covenants.

The SPAC represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the SPAC in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination. The SPAC acknowledges and agrees that the Advisor will use and rely on the accuracy and completeness of the Information supplied to the Advisors without having the obligation to independently verify the same.

6.Indemnity.

The SPAC shall indemnify the Advisor and its affiliates and its respective directors, officers, employees, stockholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agree, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the SPAC’s trust account established in connection with the IPO (the “Trust Account”) with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the SPAC hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Service Fee except its rights described in Section 2.

7.Use of Name and Reports

Without the Advisor’s prior written consent, neither the SPAC nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by the Advisor to the SPAC or any communication from the Advisor, in each case, in connection with performance of the Advisor’s services hereunder; provided that, if any such quote or reference is required by applicable federal or state law, regulation or securities exchange rule, then (i) the SPAC shall provide Advisor with a draft of such disclosure prior to the filing being made; (ii) Advisor shall be given the opportunity to comment on same; and (iii) Advisor’s consent shall not be unreasonably withheld.

8.Status as Independent Contractor.

Advisor shall perform its services as an independent contractor and not as employees of the SPAC or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the SPAC or any affiliate thereof in any manner, except as may be expressly agreed to by the SPAC in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the SPAC or any other person in connection with any of the matters contemplated by this Agreement. The Advisor shall have no responsibility or liability for the acts or omissions of the other advisors, and nothing in this Agreement shall create a partnership, joint venture or other similar relationship between the advisors.

9.Potential Conflicts.

The SPAC acknowledges that the Advisor is a securities firm with a multitude of services engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the SPAC, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business to the extent permitted by applicable law.

0.Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by both parties hereto.

1.Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section, or delivered by facsimile transmission (with printed confirmation of receipt) and confirmed, or by electronic transmission via PDF, and shall be deemed given when so mailed, delivered, or faxed or transmitted (or if mailed, three days after such mailing).

2.Termination and Survival

This Agreement may be terminated by PNCPS or the Company at any time upon ten (10) days' prior written notice to the other party. No such expiration or termination will affect any accrued rights or obligations of the parties hereunder relating to indemnification set forth in Annex I hereunder, the Company’s payment obligation set forth in Section 1 and 2, the status of independent contractor as set forth in Section 8, the right of first refusal (as defined below) set forth in Section 14 hereunder, and the governing law, consent to jurisdiction in Sections15 hereunder, and other miscellaneous matters set forth in this Agreement. It’s expressly agreed that the SPAC shall also pay the Advisor the Service Fee if the Business Combination is consummated within twelve (12) months from the date of termination of this Agreement (the “Residual Period”).

3.Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

4.Right of First Offer.

If, during the Engagement Period or the Residual Period of retention even after the consummation of Business Combination, or two (2) year upon the expiration or termination of this Agreement, the SPAC (or its successor, as applicable) proposes to effect any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock), any debt financing, any public offering, any Rule 144A offering or any private placement of securities, the SPAC shall grant the Advisor the right of first refusal to act as the SPAC’s financial advisor, lead manager underwriter, lead purchaser or placement agent, as the case may be, in connection with such transaction(s) on terms and conditions customary to Advisor for similar transactions; provided that Advisor may decline in writing such preferential offer in its sole and absolute discretion at such time. The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Advisor, market conditions, the absence of adverse changes to the SPAC’s (also its successor’s, as applicable) business or financial condition, approval of Advisor’s internal committee and any other conditions that Advisor may deem appropriate for transactions of such nature.

15. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) or (ii) brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute (if arbitration, by sending the other party a Demand for Arbitration) with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above.

In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three (3) arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within sixty (60) days of the commencement of the arbitration, which shall be decided by the arbitrator[s] prior to the commencement of the hearings.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

The SPAC hereby appoints, without power of revocation, Prime Number Acquisition I Corp., 1129 Northern Blvd, Suite 404, Manhasset, NY, Attn: Dongfeng Wang, as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The SPAC further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven (7) years from the effective date of this Agreement.

16. Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Advisors and the SPAC with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

PRIME NUMBER CAPITAL LLC

By: /s/ Xiaoyan Jiang

Name: Xiaoyan Jiang
Title: Chairwoman

AGREED AND ACCEPTED BY:

PRIME NUMBER ACQUISITION I CORP.

By:

Name: Donifeng Wang

Title: Chief Executive Officer

PRIME NUMBER UISITION I CORP
By:

Name: Weixiong (Jeff) Cheong
Title: Chief Operating Officer

Schedule A

Services Fees

(a) 0.5% of the Total Consideration (as defined in Section 1(d)) in either cash or shares of the Business Combination, exclusive of any finder fee;

ANNEX I

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated October 25, 2022 (as amended from time to time, the “Agreement”) between Prime Number Acquisition I Corp. (“SPAC”), and Prime Number Capital LLC (“PNCPS” or “Advisor”).

The SPAC (the “Indemnitor”) agrees to indemnify and hold harmless PNCPS to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse PNCPS for any and all fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not PNCPS is a party (collectively, “Actions”) (including any and all reasonable legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by PNCPS pursuant to the Agreement, the transactions contemplated thereby or PNCPS ’s actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of PNCPS.

These Indemnification Provisions shall be in addition to any liability which the Indemnitors may otherwise have and shall extend to the following: PNCPS and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to PNCPS or UNDERWRITER in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which PNCPS proposes to demand indemnification hereunder, it shall notify the Indemnitors with reasonable promptness; provided, however, that any failure by PNCPS to notify the Indemnitors shall not relieve the Indemnitors from their obligations hereunder. PNCPS shall have the right to retain counsel of its own choice to represent it, and the Indemnitors shall pay the reasonable Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnitors and any counsel designated by the Indemnitors. The Indemnitors shall be liable for any settlement of any claim against PNCPS made with the Indemnitors’ written consent, which consent shall not be unreasonably withheld. The Indemnitors shall not, without the prior written consent of PNCPS, settle or compromise any claim, or permit a default or consent to the

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnitors, on the one hand, and PNCPS, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Indemnitors, on the one hand, and PNCPS, on the other hand, and also the relative fault of the Indemnitors, on the one hand, and PNCPS on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Indemnitors agree for purposes of this paragraph that the relative benefits to the Indemnitors and PNCPS of any contemplated Offering (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to or by the Indemnitors or their security holders in connection with such Offering bears to the fees paid or payable to PNCPS under the Agreement. Notwithstanding the foregoing, PNCPS shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by PNCPS pursuant to the Agreement.

Prime Number Capital 14 Myrtle Drive New York, NY 11021 (347) 329-1575 info@pncps.com

Prime Capital Acquisition I Corp.

1129 Northern Blvd, Suite 404, Manhasset, NY

Attention: Mr. Dongfeng Wang, Mr. Weixiong (Jeff) Cheong

Date: Jan. 31st, 2023

Re: SUPPLEMENTAL AGREEMENT TO ENGAGEMENT LETTER of Oct. 25th, 2022

Dear Sir,

Reference is hereby made to that the Engagement Agreement (the “Agreement”), dated Oct. 25th, 2022, by and between Prime Number Capital, LLC (“PNCPS”) and Prime Number Acquisition I Corp (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PNCPS and the Company desire to supplement the clauses of Compensation of the Agreement and reach agreement with the Supplement as follows :

1.Schedule A of the Agreement is hereby amended and restated in its entirety as follows:

“ Schedule A: Service Fee

The total Service Fee payable to Advisor shall be 0.5% of the Total Consideration (as defined in Section 1(d)) in cash and shares of the Business Combination, exclusive of any finder fee.

Set forth below is the detailed composition of Service Fee subject to the Section 1(c), Section 1 (d), and Section 2:

Service Fee

0.5% of the Total Consideration evaluated at 1.35 billion US dollars shall include cash compensation of $500,000 US dollars, and 609,756 shares issued to Advisor upon the closing of the Business Combination on a cash-less basis at a price equal to 10.25 US dollars per share.

Accountable Expenses
Out-of-pocket	All Advisors’ its reasonable and documented costs and expenses incurred by the Advisor (including the fees and disbursements of its counsel) in connection with

Services; all expenses in excess of $5,000 in the aggregate shall be subject to the SPAC’s prior written approval

Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “this Agreement” shall mean the Agreement, as modified hereby. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

To the extent any provision of the Agreement is inconsistent with this Supplement, this Supplement shall control. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Agreement, as supplemented hereby.

This letter and supplements recorded in this letter and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York. This Supplemental Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, and may be amended only by a written instrument signed by the parties.

This letter may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. This letter may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this letter transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The undersigned hereby consents to receipt of this letter in electronic form and understands and agrees that this letter may be signed electronically. In the event that any signature is delivered by electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or otherwise by electronic transmission evidencing an intent to sign this Agreement, such electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this letter by electronic mail or other electronic transmission is legal, valid, and binding for all purposes.

[Signature page follows]

PRIME NUMBER CAPITAL

By:
Name: Xiaoyan Jiang
Title: Chairwoman

Company

By:
Name: Dongfeng Wang
Title: CEO